Exhibit 99.1

Cerecor and Myriad Genetics Announce that Levels of LIGHT, a Novel Cytokine, Were Highly Correlated with Disease Severity and Mortality in COVID-19 ARDS Biomarker Study

- Patients hospitalized with COVID-19 had significantly elevated levels of the inflammatory cytokine LIGHT

- LIGHT was strongly linked with mortality (82%) in patients over 60 years of age

- Decreasing LIGHT levels using CERC-002 (anti-LIGHT mAb) may prevent cytokine storm induced severe ARDS and thereby reduce mortality and the need for ventilation

Rockville, MD – May 26, 2020 -- Cerecor Inc. (NASDAQ: CERC) and Myriad Genetics Inc. (NASDAQ: MYGN) today announced that levels of novel cytokine, LIGHT, were highly correlated with disease severity and mortality in a COVID-19 acute respiratory distress syndrome (ARDS) biomarker study. The biomarker study was conducted using the serum samples of 47 hospitalized COVID-19 patients and 30 healthy controls from Hackensack Meridian Health Network.

In April 2020, approximately 1,500 people in the United States died each day from COVID-19. The viral infection triggers a hyperactive immune response leading to cytokine storm and Acute Respiratory Distress Syndrome (ARDS), which is a leading cause of death in patients who die of COVID-19. Although this hyperinflammatory process is poorly understood, the data from this study implicates the inflammatory cytokine, LIGHT, as a potential key driver of cytokine storm leading to ARDS and death.

LIGHT levels were significantly elevated in the serum of hospitalized patients with COVID-19 versus healthy controls (p value < 0.0001). The highest LIGHT levels were found in patients who required ventilator support, particularly in patients over 60. Importantly, the data demonstrated elevated LIGHT levels were also strongly linked with mortality (p=0.02).

Dr. David Perlin, Ph.D., chief scientific officer, senior vice president of the Center for Discovery and Innovation, and Professor of Medical Sciences at the Hackensack Meridian School of Medicine at Seton Hall University, commented “These data are compelling and demonstrate that the inflammatory cytokine LIGHT may play a key role in cytokine storm associated with COVID-19 ARDS that leads to increased morbidity and mortality. Reducing LIGHT levels might be a key to dampening the cytokine storm in these patients, preventing the need for ventilator support and reducing mortality.”

Dr. Garry Neil, M.D. chief scientific officer, Cerecor commented, “As a company, we recognized the impact of cytokine storm-induced ARDS and the need for treatment options for patients in this area of high unmet need. We remain focused on the CERC-002 clinical program and rapidly moving it forward for the treatment of cytokine storm induced ARDS.”

Role of LIGHT in Acute Inflammatory Response

LIGHT (homologous to Lymphotoxin, exhibits inducible expression and competes with HSV glycoprotein D for binding to herpesvirus entry mediator, a receptor expressed on T lymphocytes) is a cytokine with inflammatory actions encoded by the TNFSF14 gene. LIGHT has been shown to play a key role in the immune response to viral pneumonia. LIGHT plays an important role in regulating immune responses in the lung, gut and skin. It stimulates T Cell and B Cell response as well as induces the release of other cytokines such as IL1, IL6, IL-8, IL-10, TNF and GM-CSF.

CERC-002 (anti-LIGHT monoclonal antibody)

CERC-002 is a fully human monoclonal antibody with neutralizing action against LIGHT (TNFSF14), for treatment of children with Pediatric Crohn’s Disease. Cerecor holds an open IND with FDA and the drug is currently being studied in a Phase I clinical trial for patients with refractory severe Crohn’s disease, currently not recruiting due to COVID-19.

Free LIGHT Assay from Myriad RBM

Myriad RBM, a subsidiary of Myriad Genetics, Inc., in collaboration with Cerecor has developed an ultrasensitive assay for the detection of free LIGHT. The assay is validated for serum or plasma samples and has sufficient sensitivity to reliably measure LIGHT from normal and disease subjects.

About Myriad

Myriad Genetics Inc., is a leading personalized medicine company dedicated to being a trusted advisor transforming patient lives worldwide with pioneering molecular diagnostics. Myriad discovers and commercializes molecular diagnostic tests that: determine the risk of developing disease, accurately diagnose disease, assess the risk of disease progression, and guide treatment decisions across six major medical specialties where molecular diagnostics can significantly improve patient care and lower healthcare costs. Myriad is focused on three strategic imperatives: transitioning and expanding its hereditary cancer testing markets, diversifying its product portfolio through the introduction of new products and increasing the revenue contribution from international markets. For more information on how Myriad is making a difference, please visit the Company's website: www.myriad.com.

About Hackensack Meridian Health

Hackensack Meridian Health is a leading not-for-profit health care organization that is the largest, most comprehensive and truly integrated health care network in New Jersey, offering a complete range of medical services, innovative research and life-enhancing care. Hackensack Meridian Health comprises 17 hospitals from Bergen to Ocean counties, which includes three academic medical centers - Hackensack University Medical Center in Hackensack, Jersey Shore University Medical Center in Neptune, JFK Medical Center in Edison; two children's hospitals - Joseph M. Sanzari Children's Hospital in Hackensack, K. Hovnanian Children's Hospital in Neptune; nine community hospitals - Bayshore Medical Center in Holmdel, Mountainside Medical Center in Montclair, Ocean Medical Center in Brick, Palisades Medical Center in North Bergen, Pascack Valley Medical Center in Westwood, Raritan Bay Medical Center in Old Bridge, Raritan Bay Medical Center in Perth Amboy, Riverview Medical Center in Red Bank, and Southern Ocean Medical Center in Manahawkin; a behavioral health hospital - Carrier Clinic in Belle Mead; and two rehabilitation hospitals - JFK Johnson Rehabilitation Institute in Edison and Shore Rehabilitation Institute in Brick. Additionally, the network has more than 500 patient care locations throughout the state which include ambulatory care centers, surgery centers, home health services, long-term care and assisted living communities, ambulance services, lifesaving air medical transportation, fitness and wellness centers, rehabilitation centers, urgent care centers and physician practice locations. Hackensack Meridian Health has more than 34,100 team members, and 6,500 physicians and is a distinguished leader in health care philanthropy, committed to the health and well-being of the communities it serves.

About the Center for Discovery and Innovation

The Center for Discovery and Innovation (CDI), a newly established member of Hackensack Meridian Health, seeks to translate current innovations in science to improve clinical outcomes for patients with cancer, infectious diseases and other life-threatening and disabling conditions. The CDI, housed in a fully renovated state-of-the-art facility, offers world-class researchers a support infrastructure and culture of discovery that promotes science innovation and rapid translation to the clinic.

About Cerecor

Cerecor is a biopharmaceutical company focused on becoming a leader in development and commercialization of treatments for rare pediatric and orphan diseases. The Company is advancing an emerging clinical-stage pipeline of innovative therapies. The Company’s pediatric rare disease pipeline is led by CERC-801, CERC-802 and CERC-803 (“CERC-800 programs”), which are therapies for inborn errors of metabolism, specifically disorders known as Congenital Disorders of Glycosylation (”CDGs”). The FDA granted Rare Pediatric Disease Designation and Orphan Drug Designation (“ODD”) to all three CERC-800 programs, thus potentially qualifying the Company to receive a Priority Review Voucher (“PRV”) upon approval of a new drug application (“NDA”). The Company is also developing CERC-002, CERC-006 and CERC-007. CERC-007 is an anti-IL-18 monoclonal antibody being developed for the treatment of autoimmune inflammatory diseases such as Adult Onset Stills Disease (“AOSD”) and Multiple Myeloma (“MM”). CERC-006 is a dual mTOR inhibitor being developed for the treatment of complex Lymphatic Malformations. CERC-002 is an anti-LIGHT monoclonal antibody being developed for the treatment of Pediatric-onset Crohn’s Disease.
For more information about Cerecor, please visit www.cerecor.com.

Forward-Looking Statements

This press release may include forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond Cerecor’s control), which could cause actual results to differ from the forward-looking statements. Such statements may include, without limitation, statements with respect to Cerecor’s plans, objectives, projections, expectations and intentions and other statements identified by words such as “projects,” “may,” “might,” “will,” “could,” “would,” “should,” “continue,” “seeks,” “aims,” “predicts,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “potential,” or similar expressions (including their use in the negative), or by discussions of future matters such as: the development of product candidates or products; timing and success of trial results and regulatory review; potential attributes and benefits of product candidates; and other statements that are not historical. These statements are based upon the current beliefs and expectations of Cerecor’s management but are subject to significant risks and uncertainties, including: drug development costs, timing and other risks, including reliance on investigators and enrollment of patients in clinical trials, which might be slowed by the COVID-19 pandemic; regulatory risks; Cerecor's cash position and the need for it to raise additional capital; general economic and market risks and uncertainties, including those caused by the COVID-19 pandemic; and those other risks detailed in Cerecor’s filings with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. Except as required by applicable law, Cerecor expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Cerecor’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

For media and investor inquiries for Cerecor, Inc.

James Harrell,

Investor Relations
Chief Commercial Officer
Cerecor Inc.
jharrell@cerecor.com
623.439.2220 office

For media and investor inquiries for Myriad Genetics, Inc.

Scott Gleason
SVP of Investor Relations and Corporate Strategy
Myriad Genetics, Inc.
sgleason@myriad.com
801.584.1143 office

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